Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS RECORD SALES AND EARNINGS

FOR THE FOURTH QUARTER AND FOR FISCAL 2003

MATTHEWS, NC, October 1, 2003 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,034 stores in 43 states, reported that sales and earnings for the fourth quarter and for the fiscal year ended August 30, 2003, were the highest in the Company’s history.  For the fourth quarter ended August 30, 2003, sales were $1,208.5 million, or 14.2% above sales of $1,058.3 million for the fourth quarter ended August 31, 2002.  Net income was $47.7 million, or 13.8% above net income of $41.9 million for the fourth quarter of the prior fiscal year, and net income per diluted share increased to $.28 from $.24.

Sales for the fifty-two weeks in the fiscal year ended August 30, 2003, were $4,750.2 million, or 14.1% above sales of $4,162.7 million for the fifty-two weeks in the fiscal year ended August 31, 2002.  Net income was $247.5 million for fiscal 2003, or 14.1% above net income of $216.9 million for fiscal 2002, and net income per diluted share increased to $1.43 from $1.25.

The sales gains in the fourth quarter are attributable to increased sales in existing stores and to sales from new stores opened as part of the Company’s store expansion program.  Sales in existing stores increased approximately 4.6% in the fourth quarter ended August 30, 2003, above the comparable period last year, including increases of approximately 5.1% in sales of hardlines and approximately 2.8% in sales of softlines.  The customer count, as measured by the number of register transactions in existing stores, increased approximately 3.9%, and the average transaction increased approximately 0.5% to $8.66.

Sales in existing stores for comparable fifty-two week periods increased approximately 3.8%.  This included increases of approximately 4.3% in sales of hardlines and approximately 2.1% in sales of softlines.  In fiscal 2003, the customer count increased approximately 1.9% and the average transaction increased approximately 1.6% to $8.87.

The increase in total sales also is attributable to sales from new stores.  During the fourth quarter ended August 30, 2003, 190 new stores opened and 2 stores closed.  During the fiscal year, the Company opened 475 stores and closed 64 stores.  At the end of the fiscal year on August 30, 2003, 5,027 stores were operating in 43 states.  New store performance continues to improve, with sales in fiscal 2003 in new stores equal to approximately 96% of the chain average store sales.

The operating results of the fourth quarter ended August 30, 2003, extend Family Dollar’s record of consistent strong performance in a difficult retail sales environment.  With the 13.8% increase in net income in the fourth quarter, the Company has now reported 30 consecutive quarters of earnings increases on a comparable quarter basis.  The gross profit margin as a percent to sales increased from 32.3% in the fourth quarter last year to 32.9% in the fourth quarter this year.  Improved margins on apparel and other seasonal goods contributed to this increase.  Expenses as a percent to sales increased from 26.0% in the fourth quarter last year to 26.7% in the fourth quarter this year.  Above plan workers’ compensation costs were the major cause of this increase.

Approximately 30 basis points of the increase in the fourth quarter this year in both the gross profit margin as a percent to sales and expenses as a percent to sales is attributable to a change in the treatment of certain vendor allowances in conformity with a recent accounting pronouncement.  Some allowances treated as a reduction of expenses in the fourth quarter of fiscal 2002 were treated as a reduction in the cost of merchandise in the fourth quarter of fiscal 2003.  This change had no significant impact on net income in the fourth quarter and is not expected to significantly impact net income in subsequent quarters.

As previously reported the Company’s plan is for sales in existing stores in the five week period ending October 4, 2003, to increase in the 3% to 5%

range.  Through September 30, sales in existing stores are at the upper-end of this range.  The Company’s plan for the first quarter ending November 29, 2003, and the fiscal year ending August 28, 2004, is for sales in existing stores to increase in the 4% to 6% range.

Assuming existing store sales increases in the 4% to 6% range, and with additional sales being generated by the opening of new stores, the Company’s plan is for net income per share of Common Stock to increase approximately 14% to 16% in fiscal 2004.  The Company’s plan also assumes that both the gross profit margin and expenses as a percent to sales this fiscal year will increase slightly from last fiscal year due primarily to the change in the treatment of certain vendor allowances.

In commenting on fiscal 2003 and the Company’s plans for fiscal 2004, Howard R. Levine, Chairman and Chief Executive Officer, stated that: “In fiscal 2003, Family Dollar reported record operating results while continuing to reinvest in the business.  The milestone opening of the 5,000th store was but one of 475 new store openings.  Supply chain enhancements included the opening in Odessa, Texas, of our seventh Distribution Center and the continued implementation of merchandise software systems to improve inventory productivity.  Cash dividends declared per share of Common Stock increased by 15% — the 27th consecutive year of cash dividend increases.  We also repurchased 2.2 million shares of Common Stock at a cost of $65.9 million.”

Mr. Levine concluded that: “Family Dollar’s financial strength permits us to make substantial investments in our Company’s future.  In fiscal 2004, with expected capital expenditures of about $275 million, we plan to open approximately 565 new stores, expand or relocate about 125 stores, close about 60 stores, begin construction of an eighth distribution center and continue to make investments in our Associates and in technology.  Initiatives in fiscal 2004 include store focused technology infrastructure investments to bring more value and convenience to our customers.  One immediate result is that customers will be able to use debit cards in most stores by November 2003.  Through sound investments with a focus on customers our Company will continue to gain market share and build upon its record of profitable growth.”

Family Dollar will host a conference call on Wednesday, October 1, 2003, at 10:00 A.M. ET to discuss the financial results for the fourth quarter and year ended August 30, 2003.  If you wish to listen, please call (334) 420-1230 at least 10 minutes before the call is scheduled to begin.  A replay of the call will be available from about 1:00 P.M. ET, October 1, 2003, through October 3, 2003, by calling 703-925-2474 and entering the access code 3796064. There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.asp or by clicking on the webcast icon on the “Investors” page at http://www.familydollar.com.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, October 1, 2003.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation delays or interruptions, dependence on imports, changes in currency exchange rates, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and the impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in health care and other insurance costs, and the effects of legislation on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

The figures are as follows:

(In thousands, except per share amounts)

	Fourth Quarter Ended
	August 30, 2003	August 31, 2002

Net Sales	$1,208,474	$1,058,272

Cost of Sales	810,826	716,858

Gross Margin	397,648	341,414

Selling, General and Administrative Expenses

322,566

275,439

Income Before Income Taxes	75,082	65,975

Income Taxes	27,405	24,081

Net Income	47,677	41,894

Net Income Per Common Share-Basic	$.28	$.24

Average Shares-Basic	172,082	173,277

Net Income Per Common Share-Diluted	$.28	$.24

Average Shares-Diluted	173,314	174,322

Dividends Declared Per Common Share	$.07-1/2	$.06-1/2

	Fiscal Year Ended
	August 30, 2003	August 31, 2002

Net Sales	$4,750,171	$4,162,652

Cost of Sales	3,145,788	2,766,733

Gross Margin	1,604,383	1,395,919

Selling, General and Administrative Expenses	1,214,658	1,054,298

Income Before Income Taxes	389,725	341,621

Income Taxes	142,250	124,692

Net Income	247,475	216,929

Net Income Per Common Share-Basic	$1.44	$1.26

Average Shares-Basic	172,346	172,800

Net Income Per Common Share-Diluted	$1.43	$1.25

Average Shares-Diluted	173,354	174,049

Dividends Declared Per Common Share	$.29	$.25-1/2

Consolidated Balance Sheets

(In thousands, except share amounts)

	Fiscal Year Ended
	August 30, 2003	August 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$206,731	$220,265

Merchandise inventories	854,370	766,631

Deferred income taxes	61,769	49,941

Income tax refund receivable	—	6,469

Prepayments and other current assets	33,622	12,553

Total current assets

$

1,156,492

$

1,055,859

Property and equipment, net

812,123

685,617

Other assets	17,080	13,143

	$1,985,695	$1,754,619

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Accounts payable

$

401,799

$

381,164

Accrued liabilities	192,861	149,616

Income taxes payable

671

—

Total current liabilities

595,331

530,780

Deferred income taxes	$79,395	$68,891

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares
Common stock, $.10 par; authorized 600,000,000 shares	$18,691	$18,583

Capital in excess of par	87,457	63,294

Retained earnings	1,315,600	1,118,015

	1,421,748	1,199,892

Less common stock held in treasury, at cost	110,779	44,944

	1,310,969	1,154,948

	$1,985,695	$1,754,619

* * * *

10/1/03